ChinaNet Online Holdings Reports Record Second Quarter 2010;
Net Income grew 223% to $4.2 Million with Diluted EPS of $0.20

Results underscore significant progress in ChinaNet becoming a leading B2B Internet advertising solutions provider

•	Revenues increased 28% in the second quarter, driven by an 87% increase in Internet Advertising
•	Net income grew 223% YOY to $4.2 million, with EPS of $0.20 vs. $0.09 for 2Q09
•	Gross margins surged 1050 bps year-over-year to 50.7%
•	Operating margins improved 1390 bps to 34.9%
•	Cash increased to $17.8 million on June 30, 2010, as cash flows from operating activities increased to $6.2 million for 1H10
•	Reaffirms 2010 guidance; Revenues of $45 million and net income of $14.1 million

BEIJING, August 17 /PRNewswire-Asia-SecondCall/ -- ChinaNet Online Holdings, Inc. ("ChinaNet", NYSE Amex: CNET), a leading full-service media development, and internet technology company for small and medium-sized enterprises (SMEs) in the People's Republic of China ("China"), today announced its second quarter 2010 financial results.

Summary Financials

Second Quarter 2010 Results (USD) (unaudited)
(three months ended June 30,)	Q2 2010	Q2 2009	CHANGE
Sales	$12.0 million	$9.4 million	+28.3%
Gross Profit	$6.1 million	$3.8 million	+61.9%
Gross Margin	50.7%	40.2%	+26.1%
Net Income	$4.2 million	$1.3 million	+222.8%
Fully diluted EPS	$0.20	$0.09	+122.2%

Second Quarter 2010 Financial Results

Revenues for the second quarter of 2010 increased 28.3% to $12.0 million compared to $9.4 million for the second quarter of 2009. In concert with management's plan and focus for 2010, Internet advertising increased 87.0% year-over-year to $7.8 million, and comprised 65.0% of total revenue. Growth was driven by increased business from existing customers and continued success in acquiring new customers through branding and marketing investments made over the past year. Revenues generated by TV advertising during the second quarter of 2010 declined 15.2% year-over-year to approximately $4.0 million or 33.4% of total revenues. In the second quarter of 2010, 150 new customers (including 15 branded clients) were added to 28.com, the Company’s franchise gateway business. During the second quarter of 2010, the weighted average of active Internet advertising customers was approximately 700, which included 30 branded clients. Branded clients pay a premium for additional services, such as brand management, search engine marketing, search engine optimization, internet information management and others.

Second Quarter 2010 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)
(three months ended June 30,)	2010	2009	CHANGE
Internet Advertisement % of Sales	$7,831 65.0%	$4,187 44.6%	+87.0%
TV Advertisement % of Sales	$4,021 33.4%	$4,744 50.6%	-15.2%
Bank Kiosk % of Sales	$132 1.1%	$19	--

"We delivered an exceptionally strong second quarter, led by increased market share and an increased brand image in our flagship franchise gateway business, 28.com, which enabled us to achieve record earnings" stated Mr. Handong Cheng, Chairman and CEO of the Company. "We are building positive momentum in all facets of our business and have allocated the necessary resources to enhance our position as the leading Internet advertising resource for small and medium sized businesses, especially franchise businesses. During the quarter, we added notable franchise customers, including Yiwu XinGuang Holdings Inc., Shanghai Meili Hua Ltd. and Shenzhen Excellent Energy Light Technology Ltd., which are engaged in accessory, stationery and energy saving lights industries, respectively. Our clients have embraced the new value-added services we have added to our product portfolio, including brand management and search engine marketing. These unique solutions provide significant value to franchisors by allowing them to target a larger universe of potential franchisees in a very cost-effective manner, while enabling us to monetize our customer base with high margin revenues. In addition to our normal market channels, we will continue to work with local and federal government agencies, communities and universities to promote entrepreneurship and job creation in China to ensure that we continue to be a dominant player servicing the franchise market."

Cost of sales for the three months ended June 30, 2010 was approximately $5.9 million, up 5.8% to $5.6 million from the three months ended June 30, 2009. The costs associated with the Company's advertising services include costs for purchasing Internet advertising resources from other well-known portal websites in China and purchasing television advertisement time from TV networks and local stations.

Gross profit for the second quarter of 2010 was $6.1 million, representing gross margin of 50.7%, compared to $3.8 million in gross profit and a gross margin of 40.2% in the second quarter of 2009. The healthy year-over-year increase in gross margins was due largely to the Company’s deliberate strategy to focus predominantly in its core franchise gateway business, 28.com. Internet advertising generated by 28.com achieved gross profit margins of 73.0% and 70.0% in the second quarter of 2010 and 2009, respectively, while the Company's TV advertisement segment generated a gross profit margin of 7% and 17.0% in each respective quarter.

Operating expenses for the three months ended June 30, 2010 were approximately $1.9 million, and were essentially flat compared to the same period in 2009. Selling expenses for the period were $0.9 million, down 22% from $1.2 million from the second quarter of 2009. The decrease was due to lower spending on TV advertising. General and administrative expenses were $0.8 million and $0.6 million in the second quarter 2010 and 2009, respectively. More than half of the increase was due to public company expenses and non-cash equity compensation for services.

Operating income for the second quarter of 2010 totaled $4.2 million, a 124.1% increase from the $1.9 million reported for the second quarter of 2009. Operating margins were 34.9% and 20.0% for the second quarter of 2010 and 2009, respectively.

GAAP net income for the second quarter was $4.2 million, an increase of 222.8% compared to $1.3 million reported in the same period of the prior year, with corresponding fully diluted net income per share of $0.20 in the second quarter of 2010 compared to fully diluted net income per share of $0.09 in the same period in 2009, based on 20.7 million and 13.9 million outstanding shares, respectively.

First Half 2010 Financial Results

First Half 2010 Results (USD) (unaudited)
(six months ended June 30,)	2010	2009	CHANGE
Sales	$22.3 million	$19.2 million	+16.1%
Gross Profit	$9.6 million	$7.3 million	+31.8%
Gross Margin	43.1%	38.0%	+13.4%
Net Income	$8.0 million	$2.6 million	+209.9%
Adjusted Net Income (1)	$6.1 million	$2.6 million	+137.9%
Fully diluted EPS	$0.38	$0.19	+100.0%
Adjusted EPS (1)	$0.29	$0.19	+52.6%

(1) GAAP net income and GAAP EPS (Diluted) for Q1 2010 include a $1.9 million non-cash gain related to changes in fair value of warrants.

Revenues for the first half of 2010 increased 16.1% to $22.3 million compared to $19.2 million for the first half of 2009. Internet advertising increased 57.2% year-over-year to $12.4 million from $7.9 million in the same period last year, representing 55.6% of total revenue. TV advertising revenues decreased by 10.0% during the first half of 2010 to $9.4 million or 42.3% of total revenues.

First Half 2010 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)
(six months ended June 30,)	2010	2009	CHANGE
Internet Advertisement % of Sales	$12,375 55.6%	$7,871 41.0%	+57.2%
TV Advertisement % of Sales	$9,424 42.3%	$10,486 54.7%	-10.1%
Bank Kiosk % of Sales	$263 1.2%	$19	--

Cost of sales for the six months ended June 30, 2010 was approximately $12.6 million, up 6.5% to $11.9 million from the six months ended June 30, 2009.

Gross profit for the first half of 2010 was $9.6 million, an increase of 31.8% versus the same period last year. Gross margins were 43.1% in the first six months of 2010, compared to 38.0% in the first six months of 2009. ChinaNet's Internet advertising business generated gross profit margin of 74.0% and 73.0% in the first half of 2010 and 2009, respectively, while the Company's TV advertisement segment generated a gross profit margin of 2% and 14.0% in each respective quarter.

Operating expenses for the six months ended June 30, 2010 were approximately $3.3 million, a decrease of  13.2% from $3.8 million for the same period of 2009. Selling expenses for the period were $1.3 million, down 49% from $2.6 million from the first half of 2009, as a result of lower spending on TV advertising, which was partially offset by public company expenses and non-cash equity compensation charges that led to the increase in general and administration expenses for the six months ended June 30, 2010 to $1.6 million, up 74% from $0.92 million from the first half of 2009.

Operating income for the first half of 2010 totaled approximately $6.3 million, up 79.7% from the $3.5 million reported for the first half of 2009. Operating margins were 28.5% and 18.4% for the first half of 2010 and 2009, respectively.

GAAP net income for the first half of 2010 was $8.0 million, an increase of 209.9% compared to $2.6 million reported in the same period of the prior year, with corresponding fully diluted net income per share of $0.38 in the first half of 2010 compared to fully diluted net income per share of $0.19 in the same period in 2009, based on 20.9 million and 13.8 million outstanding shares, respectively. During the first quarter of 2010 the Company realized a non-cash gain of $1.9 million for changes in fair value of warrants. Adjusted for the non-cash gain, net income was $6.1 million and EPS was $0.29 for the first six months of 2010.

Balance Sheet and Cash Flow

The Company had $17.8 million in cash and equivalents on June 30, 2010, compared to $13.9 million on December 31, 2009, working capital of $25.5 million, compared to $19.4 million, and a current ratio of 5.3 to 1 compared 4.9 to 1 on December 31, 2009. The Company generated $6.2 million cash inflow from operating activities in the first six months of 2010, an increase of 128.1% compared to $2.7 million in the same period last year. Accounts receivable were $4.8 million on June 30, 2010, up from $3.2 million on December 31, 2009, with DSO's of 39 days compared to 30 days.

Guidance for 2010

Management reaffirmed 2010 revenue guidance of $45 million and net income guidance of $14.1 million, which represents 19% and 67.9% year-over-year growth, respectively.

Business Outlook

ChinaNet is focused on strategically expanding its rapidly growing franchise gateway business, 28.com, which boasts gross margins of 70%-80%, compared to 15% for its TV Advertising business segment. Two components of the Company’s strategy uniquely positions ChinaNet to succeed: 1) an exclusive focus on the burgeoning Small and Medium Enterprises (SMEs) market, particularly franchise enterprise and 2) leveraging multiple initiatives to sell additional value added services to existing and new customers thus monetizing the customer base. The SME market, already a vibrant sector with over 3,000 franchise enterprises generating over $30 billion in sales in 2007, will continue to grow faster than the Chinese economy overall as a result of the central government’s concerted efforts to add millions of new jobs every year. ChinaNet was one of the two major co-sponsors of the “Entrepreneurship Fund for Chinese College Students”, a program launched in partnership with six major central government agencies and other private corporations to help young Chinese students start their own business. These types of partnerships will further strengthen ChinaNet’s brand, drive more new franchisors and franchisees to 28.com, and increase the number of branded clients.

During the late second half of 2009, the Company started preparing to offer value added services to existing clients, including brand management, search engine marketing, search engine optimization and so forth. Because most small business owners lack the expertise and resources to create and manage their advertising and marketing campaigns, ChinaNet is providing a valuable service that many clients need. The Company has already seen benefits of this strategic initiative through an increase in the number of branded clients, who pay a weighted average of approximately $28,000 per month, in comparison with an average of $4,000 per month for non branded clients.

Internet Advertising -- During the second quarter of 2010, the Company's http://www.28.com web portal (or so-called online franchise gateway) exchange successfully maintained its estimated market share of 35% due to effective branding and marketing, which was supported by increased productivity from the Company's sales team. The Company plans to continue to add new software modules to its 28.com network including: Software V3.0 of Internet Users Monitoring and Comprehensive Analysis Appraisal System, Software V2.0 of Internet Information Comprehensive Management Platform, etc. and the Company is evaluating acquisitions which would bring unique services which can be offered through a dashboard strategy.  ChinaNet continues to help SMEs increase the profile and value of their businesses through multi-media branding campaigns by integrating Internet advertising with TV advertising. Its Internet Information Management (IIM) division was created in August 2009 to offer clients an intelligent software product based on its proprietary search engine optimization technology. The enhanced search engine optimization function, which provides clients with more advanced tools that increase the effectiveness of their internet advertising campaigns, has seen solid traction and is generating incremental, high margin revenue.

ChinaNet TV -- The Company produces web-based video ads and TV infomercials for start-ups and entrepreneurs. Shows are distributed over airtime purchased from the largest provincial satellite TV stations. Customers pay ChinaNet TV for proprietary editorial coverage and advertising spots. During the first half of 2010 the Company sold about 12,000 minutes of advertising time that it purchased from seven provincial TV stations compared with approximately 14,000 minutes in the same period of 2009, a 14.3% decrease. While the Company will continue to use TV advertising as a component of an integrated marketing strategy for clients, it will continue to shift resources away from TV to more cost-effective and targeted media such as sponsored search. Management expects this strategic shift to increase both margins and returns.

Bank Kiosks -- ChinaNet's advertising business provides online access for bank customers while displaying advertising for both PRC and global based companies through an exclusive arrangement with the China Construction Bank (CCB). This advertising medium generated $0.1 million and $0.3 million in revenues for the three and six month period ended June 30, 2010, respectively, and provides another component to the Company’s multi-platform advertising solution. As of June 30, 2010, the Company has deployed 200 kiosks in China Construction Bank Henan Branch and plans to deploy 1,300 more kiosks in the aggregate by the end of 2010, including offices in Henan, Shanghai and eventually Beijing.  Guangdong and Si Chuan are other potential geographic destinations the Company will pursue.  Management estimates a payback of one and half years for all equipment deployed, with higher margins and recurring advertising revenue.

Conference Call

The conference call will take place at 10:00 a.m. ET on Tuesday, August 17, 2010. Interested participants should call 1-877-941-8601 when calling within the United States or 1-480-629-9810 when calling internationally.

Please download the PowerPoint that we will reference on the call through the following link: http://www.chinanet-online.com/tzzgx_en.html. Please allow approximately 10 minutes to download a copy of the company's earnings results presentation.

A playback will be available through August 24, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Utilize the pass code 4348158 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00007991, or visiting ViaVid's website at http://www.viavid.net, where the webcast can be accessed through August 24, 2010.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading full-service media development, and internet technology company providing online advertising and brand management solutions for small and medium-sized enterprises (SMEs) n China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal website 28.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com ..

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income and adjusted EPS (basic and diluted). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our "recurring core business operating results." We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For further information, please contact:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net

- Financial Tables Follow –

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED INCOME AND COMPREHENSIVE INCOME STATEMENT
(In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
	(US $000)	(US $000)	(US $000)	(US $000)
	Unaudited	Unaudited	Unaudited	Unaudited
Sales
To unrelated parties	$21,660	$17,715	$11,627	$8,412
To related parties	607	1,463	413	969
	$22,267	$19,178	$12,040	$9,381

Cost of sales	12,663	11,889	5,936	5,611
Gross margin	9,604	7,289	6,104	3,770

Operating expenses
Selling expenses	1,337	2,629	911	1,166
General and administrative expenses	1,595	916	801	568
Research and development expenses	330	214	196	164
	3,262	3,759	1,908	1,898
Income from operations	6,342	3,530	4,196	1,872

Other income (expense):
Changes in fair value of warrants	1,861	-	-	-
Interest income	4	5	2	2
Other income	4	6	4	2
Other expenses	(1)	-	(1)	-
	1,868	11	5	4

Income before income tax expense and noncontrolling interest	8,210	3,541	4,201	1,876
Income tax expense	279	957	65	571
Net income	7,931	2,584	4,136	1,305
Net loss attributable to noncontrolling interest	77	-	77	-
Net income attributable to ChinaNet Online Holdings, Inc.	8,008	2,584	4,213	1,305

Other comprehensive income
Foreign currency translation gain	77	6	74	-
Comprehensive income	$8,008	$2,590	$4,210	$1,305
Net income attributable to ChinaNet Online Holdings, Inc.	8,008	2,584	4,213	1,305
Dividend of Series A convertible preferred stock	(422)	-	(193)	-
Net income attributable to common shareholders of
ChinaNet Online Holdings, Inc.	$7,586	$2,584	$4,020	$1,305
Earnings per share
Earnings per common share
Basic	$0.46	$0.19	$0.24	$0.09
Diluted	$0.38	$0.19	$0.20	$0.09
Weighted average number of common shares oustanding:
Basic	16,542,966	13,845,593	16,848,023	13,899,784
Diluted	20,900,374	13,845,593	20,742,817	13,899,784

CHINANET ONLINE HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2010	2009
	(US $000)	(US $000)
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$17,848	$13,917
Accounts receivable, net	4,751	3,173
Other receivables	2,570	2,636
Prepayment and deposits to suppliers	5,477	4,111
Due from related parties	485	492
Inventories	2	2
Other current assets	269	30
Total current assets	31,402	24,361

Property and equipment, net	1,307	1,355
Other long-term assets	52	48
	$32,761	$25,764

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$329	$290
Advances from customers	948	914
Other payables	21	27
Accrued payroll and other accruals	287	191
Due to related parties	-	24
Due to Control Group	1,143	1,142
Due to director	382	-
Taxes payable	2,326	1,978
Dividends payable	510	373
Total current liabilities	5,946	4,939

Long-term borrowing from director	128	128
Warrant liabilities	-	9,564

Commitments and contingencies	-	-

Stockholders’ equity:
Series A convertible preferred stock (US$0.001 par value; authorized-8,000,000 shares; issued and outstanding-3,018,600 and 4,121,600 shares at June 30, 2010 and December 31, 2009 respectively; Liquidation preference of $2.5 per share and the accrued but unpaid dividend of $510 and $373, at June 30, 2010 and December 31, 2009, respectively)	3	4
Common stock (US$0.001 par value;authorized-50,000,000 shares; issued and outstanding-16,931,320 shares and 15,828,320 shares at June 30, 2010 and December 31, 2009 respectively)	17	16
Additional paid-in capital	18,398	10,574
Statutory reserves	372	372
Retained earnings	7,636	50
Accumulated other comprehensive income	194	117
Total ChinaNet’s Online Holdings, Inc.’s stockholders’ equity	26,620	11,133
Noncontrolling interest	67	-
Total stockholders’ equity	26,687	11,133
	$32,761	$25,764

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months
	2010	2009
	(US $000)	(US $000)
	Unaudited	Unaudited
Cash flows from operating activities
Net income	$7,931	$2,584
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	163	85
Share-based compensation expenses	121	150
Changes in fair value of warrants	(1861)	-
Changes in operating assets and liabilities
Accounts receivable	(1,559)	(1,145)
Other receivables	2,110	(89)
Prepayments and deposits to suppliers	(1,343)	731
Due from related parties	9	(22)
Other current assets	(238)	22
Accounts payable	38	123
Advances from customers	31	(29)
Accrued payroll and other accruals	95	123
Due to related parties	(24)	(274)
Due to director	381	-
Due to Control Group	(4)	32
Other payables	(6)	-
Taxes payable	339	420
Net cash provided by operating activities	6,183	2,711

Cash flows from investing activities
Purchases of vehicles and office equipment	(110)	(64)
Purchases of other long-term assets	(4)	(37)
Net cash used in investing activities	(114)	(101)

Cash flows from financing activities
Cash investment contributed by noncontrolling interest	143	-
Dividend paid to convertible preferred stockholders	(284)	-
Increase of short-term loan with third parties	(2,034)	(1,404)
Decrease of short-term loan from directors	-	(90)
Cancellation and retirement of common stock	-	(300)
Net cash provided by financing activities	(2,175)	(1,794)

Effect of exchange rate fluctuation on cash and cash
	37	7

Net increase in cash and cash equivalents	3,931	823

Cash and cash equivalents at beginning of year	13,917	2,679
Cash and cash equivalents at end of period	$17,848	$3,502

Supplemental disclosure of cash flow information

Interest paid	$-	$-
Income taxes paid	$1,082	$831

Non-cash transactions:

Warrant liability reclassify to additional paid in capital	$7,703	$-